SETTLEMENT AGREEMENT
             -------------------------------------------------------


         THIS SETTLEMENT AGREEMENT (the "Agreement"), is made and entered into as of June 27, 2001, by and between Zapworld.com, a California corporation ("ZAP"), Ridgewood Zap, LLC, a Delaware limited liability company ("Ridgewood"), and certain specified holders of ZAP Series A Preferred Stock (the holders are listed on the signature page hereof and referred to herein as "Shareholders"); with reference to the following facts:

                                    RECITALS

         A. Ridgewood currently owns 1,250,237 shares of ZAP common stock. These shares represent more than 10% of the outstanding shares of ZAP. Ridgewood represents that it has held these shares for more than two (2) years.

         B. ZAP, Ridgewood, and the Shareholders are engaged in a dispute concerning the agreed-upon terms of conversion of those certain shares of Series A-1 and Series A-2 Convertible Preferred Stock issued and sold by ZAP to the Shareholders pursuant to the Transaction Agreements (as that term is defined in the June 2000 Securities Purchase Agreement relating to the sale of the Series A-1 and Series A-2 Convertible Preferred Stock). The Series A-1 and the Series A-2 Convertible Preferred Stock are sometimes referred to as the "Preferred Stock."

         C. The purpose of this Settlement Agreement is to provide the terms on which such dispute shall be resolved and to confirm the terms of the Transaction Agreements.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the above-referenced facts and the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Recitals and Representations. All of the above recitals and representations are true and correct, and each of them is incorporated by this reference into the Agreement.

         2. Purchase of Ridgewood's Shares. ZAP will purchase from Ridgewood Six Hundred Twenty-five Thousand One Hundred Eighteen (625,118) shares of ZAP common



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stock. Immediately following such purchase, Ridgewood will hold less than ten percent (10%) of the then outstanding shares of ZAP.

         (a) Terms of Purchase. The purchase price for such shares shall be One Million Five Hundred Thousand Dollars ($1,500,000).

         (b) The Note. Payment shall be reflected by a six percent (6%) promissory note (the "Note"). Interest shall be payable semi-annually. Principal shall be due as follows: the first installment of Five Hundred Thousand Dollars ($500,000) shall be paid to Ridgewood no later than twelve (12) months following the date of execution of this Agreement; the second installment of Five Hundred Thousand Dollars ($500,000) shall be paid to Ridgewood no later than eighteen
(18) months from the date of execution of this Agreement; and the final installment of Five Hundred Thousand Dollars ($500,000) shall be paid to Ridgewood no later than twenty-four (24) months following the date of execution of this Agreement. The amount of the Note may be reduced or increased as provided in Section 4(f) below.

         3. Resignations of Robert Swanson and Douglas Wilson. Ridgewood shall cause its designees, Mr. Robert Swanson and Mr. Douglas Wilson to resign any and all positions each of them holds as an officer and/or director of ZAP immediately upon the issuance of the Note. The date on which both (i) Ridgewood has less than 10% of the outstanding ZAP shares and (ii) Swanson and Wilson are no longer officers and/or directors of ZAP is referred to as the "Ridgewood Date." The "Clearance Date" is the first day of the first calendar month which is at least 3 months after the Ridgewood Date."

         4. Remaining Shares.

         (a) Purchase. On the terms provided herein, beginning on the Clearance Date, each of the Shareholders hereby agrees to purchase from Ridgewood, and Ridgewood shall sell to the Shareholders, on the terms described below, a number of shares of ZAP common stock equal to (x) the remaining balance of Ridgewood's Six Hundred Twenty-five Thousand One Hundred Nineteen (625,119) shares of common stock (the "Remaining Shares"), multiplied by (y) the percentage set forth next to such Shareholder's name on the signature page hereof (the "Shareholder's Percentage"). Each Shareholder shall be obligated to purchase from Ridgewood such number of shares (the "Allocated Remaining Shares"), and no Shareholder shall purchase from Ridgewood more than such Shareholder's Allocated Remaining Shares.

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         (b) Escrow. The Remaining Shares together with appropriate executed transfer documentation to enable the stock to be transferred to the Shareholders as they are purchased shall be placed in escrow with Krieger & Prager, LLP (the "Escrow Agent"). At the request of the Escrow Agent, Ridgewood will provide additional executed transfer documentation for such purpose. Except as provided in this Agreement, Ridgewood covenants not to sell any of the Remaining Shares without the Shareholders' prior written consent in each instance.

         (c) Purchase Schedule. Beginning on the Clearance Date and continuing as long as the Shareholder's obligation to purchase the Allocated Remaining Shares remains in effect, each Shareholder shall purchase all or a portion of the Allocated Remaining Shares each month. Such purchases shall be effected subject to the following procedures and standards:

                  (i) The aggregate purchase price to be paid by each Shareholder for purchases of all or a portion of each Shareholder's Allocated Remaining Shares in each month (the "Cash Purchase Price") shall be equal to the greater of (x) One Hundred Thousand Dollars ($100,000) multiplied by the Shareholder's Percentage or (y) one-half (1/2) of the Stated Value of the Preferred Stock converted by such Shareholder in the prior calendar month./1 Each calendar month is an independent unit; that is, after the month preceding the Clearance Date, the next period will commence on the Clearance Date, and the period after that will begin on first day of the following month.

                  (ii) Each Shareholder shall deposit the Shareholders' Cash Purchase Price in cleared funds in an account designated by the Escrow Agent no later than the first business day of the relevant month.



---------------
1 Example (for each Shareholder): If during the month period ending on the date immediately before the Clearance Date, the Shareholder converted Preferred Stock having a Stated Value of Four Hundred Thousand Dollars ($400,000) multiplied by the Shareholder's Percentage, then during the month starting on the Clearance Date, the Cash Purchase Price shall be shall be Two Hundred Thousand Dollars ($200,000) multiplied by the Shareholder's Percentage, not One Hundred Thousand Dollars ($100,000) multiplied by the Shareholder's Percentage. If the total amount converted during that prior month is not more than Two Hundred Thousand Dollars ($200,000) multiplied by the Shareholder's Percentage, then the Cash Purchase Price purchase in the next month shall remain at One Hundred Thousand Dollars ($100,000) multiplied by the Shareholder's Percentage. In no event shall the Cash Purchase Price in any one calendar month amount be less than One Hundred Thousand Dollars ($100,000) multiplied by the Shareholder's Percentage, unless the Per Share Price (defined below) multiplied by the balance of the Allocated Remaining Shares being acquired by such Shareholder is less than such amount.


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

                  (iii) The twenty day trading period starting with the first trading day of each month (the "First Day") is referred to as the "Computation Period." The closing of each month's purchase shall occur on the first business day after the last day of the Computation Period.

                  (iv) The purchase price per share (the "Per Share Price") shall be ninety-one percent (91%) of the lowest Closing Bid Price (as defined below) of ZAP common stock during the Computation Period; provided, however, that if the lowest Closing Bid Price of ZAP common stock during the Computation Period should be Twelve Dollars ($12) or more, then the purchase price per share shall be ninety-three percent (93%) thereof. The "Closing Bid Price" for any trading day shall be the closing bid price for that day as reported by Bloomberg LP or if that service is not then reporting the relevant information regarding the Common Stock of ZAP, a comparable reporting service of national reputation selected by the Shareholders and reasonably acceptable to Ridgewood.

                  (v) The Allocated Remaining Shares purchased at each closing shall be the Shareholder's Cash Purchase Price divided by the applicable Per Share Price.

                  (vi) Notwithstanding the foregoing, in any given month the aggregate Cash Purchase Price payable by a Shareholder shall not exceed the amount equal to the number of Allocated Remaining Shares remaining to be purchased by the Shareholder hereunder, multiplied by the applicable Per Share Price, even if such amount is less than the amount specified in Section 4(c)(i) hereof.

         (d) Escrow Agent Provisions. Additional provisions regarding the Escrow Agent and the mechanics of the closing of the purchases contemplated by this Section are attached hereto as Exhibit 2 (the "Escrow Instructions"). By signing this Agreement, each of Ridgewood and each of the Shareholders, subject to acceptance by the Escrow Agent, agrees to all of the terms and conditions of, and becomes a party to, the Escrow Instructions, all of the provisions of which are incorporated herein by this reference as if set forth in full.


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

         (e) Expiration of Purchase Obligation. Each Shareholder's obligation under this Section 4 shall expire on the earliest to occur of (i) the date on which such Shareholder has purchased all of such Shareholder's Allocated Remaining Shares; (ii) the date on which Ridgewood no longer owns any of the Remaining Shares; (iii) the second anniversary of the execution of this Agreement; or (iv) the date on which the shares of ZAP are not traded on any of the NASDAQ Bulletin Board, SmallCap or National Markets.

         (f) Adjustment to ZAP Note. If the aggregate amount paid by the Shareholders for the Remaining Shares exceeds One Million Five Hundred Thousand Dollars ($1,500,000), then the principal amount of the Note shall be reduced by such excess. Notwithstanding the preceding sentence, if the aggregate amount paid by the Shareholders for the Remaining Shares is less than One Million Five Hundred Thousand Dollars ($1,500,000), then the principal amount of the Note shall be increased by the amount of such shortfall and such increase shall be amortized by ZAP at the rate of $100,000 per month (plus applicable interest) commencing the first day of the first calendar month after such increase.

         5. Outstanding Conversions. Prior to the execution of this Agreement, each of the Shareholders had submitted to ZAP certain Notices of Conversion of Preferred Stock which have not yet been honored by ZAP, as scheduled below (the "Prior Conversions"). Upon the execution of this Agreement by all of the signatories identified below, ZAP will issue to the Shareholders certificates for the Stated Value (plus accrued dividends to the date of such issuance) of the Prior Conversions of Series A-1 and/or Series A-2 Convertible Preferred Stock converted by such notices, utilizing the Conversion Price specified therein. ZAP agrees that it will honor all further conversions of Series A-1 and/or Series A-2 Convertible Preferred Stock in accordance with the terms of the Transaction Agreements, including, without limitation, the Certificate of Determination of Rights and Preferences of the Series A-1 Convertible Preferred Stock and Series A-2 Convertible Preferred Stock of Zapworld.Com as filed with the Secretary of State of California on or about June 27, 2000 (a copy of which was attached as Exhibit 4.1 to Registration Statement on Form S-3 filed by ZAP with the Securities and Exchange Commission on August 17, 2000; the "Certificate of Determination").


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

PRIOR  CONVERSIONS:  CONVERSIONS MADE PRIOR TO THE EXECUTION
OF THIS AGREEMENT OPEN AS OF THE DATE HEREOF:

Shareholder                            Notice Date    Stated Value    Series

The Endeavour Capital Investment
 Fund S.A.                              5/8/2001        $150,000       A-2
The Endeavour Capital Investment
 Fund S.A.                              5/8/2001        $155,000       A-2
Celeste Trust Reg.                      5/1/2001        $60,000        A-1
Celeste Trust Reg.                      5/3/2001        $50,000        A-1
Celeste Trust Reg.                      5/8/2001        $100,000       A-1
Esquire Trade & Finance                 5/1/2001        $60,000        A-1
Esquire Trade & Finance                 5/3/2001        $50,000        A-1
Esquire Trade & Finance                 5/8/2001        $100,000       A-1


         6. Release. All of the parties, and each of them (including ZAP; the Shareholders; Ridgewood, Mr. Swanson and Mr. Wilson), on behalf of themselves and their respective affiliates, hereby mutually release each other party and their affiliates from all liabilities to the releasing party, and each of them; provided, however, that such releases shall not affect (i) the ongoing rights of, or any outstanding or accrued obligations of ZAP to, the Shareholders with respect to outstanding Preferred Stock and to the Transaction Agreements, except as provided in the last sentence of this Section 6; or (ii) any indemnification or contribution rights of Ridgewood or its designees or affiliates under ZAP's certificate of incorporation or bylaws or under existing agreements between Ridgewood and ZAP. Anything in the immediately preceding provisions to the contrary notwithstanding, the releases from each Shareholder to ZAP shall, subject only to ZAP's compliance with the provisions of the second sentence of
Section 5 hereof regarding ZAP's honoring of the Prior Conversions, include a release as to damages, penalties or other liabilities with respect to any late delivery payments which may be due to the relevant Shareholder with respect to conversions of Preferred Stock submitted by such Shareholder on or before May 31, 2001, and shall include a release from any and all claims for damages, penalties, and/or attorneys' fees relating to those conversions contained in that lawsuit set forth in Section 7 below.


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

         7. Dismissal of Lawsuit. Upon the execution of this Agreement, all claims asserted by Celeste Trust Reg. and Esquire Trade & Finance (the "Plaintiffs") in the lawsuit pending against ZAP in the United States District Court for the Southern District of New York shall be promptly dismissed, without prejudice, by the Plaintiffs.

         8. Covenants.

         (a) Ridgewood and the Shareholders. Ridgewood will not, nor will it permit any of its designees or affiliates to become affiliates of ZAP or to raise, directly or through any other party or derivatively, any claims against or with respect to ZAP or the Shareholders regarding the Shareholders, their holdings or transactions with respect to ZAP shares or their rights with respect to the conversion, exercise or any other terms of the Preferred Stock or any Warrants they may hold. In addition, Ridgewood and each of the Shareholders agree that the terms of their respective agreements hereunder, including, but not limited to the provisions of this paragraph (a), shall not be affected by a default, if any, by ZAP in its obligations to Ridgewood or to the Shareholders hereunder or otherwise.

         (b) ZAP. ZAP hereby confirms, acknowledges and warrants to, and agrees with, each of the Shareholders that

                  (i) ZAP consents to the terms of their transaction with Ridgewood and will honor transfers made thereunder. In furtherance of the foregoing, and not in limitation thereof, ZAP acknowledges that, upon the First Day (as that term is defined in Section 4(c)(iii) hereof) of each Computation Period, the Shareholder shall be deemed the holder for all purposes (including, but not limited to, the sale thereof), even prior to the issuance of certificates in the Shareholder's name, of a number of shares of ZAP common stock equal to the Cash Purchase Price paid by such Shareholder, divided by the applicable Per Share Price determined in accordance with the provisions of Section 4 hereof (which Per Share Price, may be recomputed on a daily basis during the Computation Period).

                  (ii) ZAP will honor the terms of the Transaction Agreements, including, but not necessarily limited to, honoring Notices of Conversion, as written. In furtherance of the foregoing, and not in limitation thereof, ZAP acknowledges that (x) the determination of the Conversion Price for each conversion shall be determined as


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         provided in the Certificate of Determination and that such formula is based on the terms annexed hereto as Exhibit 1 (which are excerpted from the Certificate of Determination), (y) there is no price (howsoever denominated) specified as the minimum Conversion Price or the floor price for the Conversion Price, and (z) in the event that delivery of Conversion Certificates for any conversions submitted after the date hereof is made after the Delivery Date (as those terms are defined in the Certificate of Determination), the provisions of Sections B(5) and (6) of Article III of the Certificate of Determination shall apply.

                  (iii) ZAP will promptly issue one or more appropriate press releases and/or file any necessary or appropriate documentation with the Securities and Exchange Commission to (x) correct the filing as an exhibit to a registration statement (such as the registration statement on Form S-3 filed on March 7, 2001) of a document purporting to be the Certificate of Determination of the Preferred Stock in form other than that filed as Exhibit 4.1 to the S-3 Registration Statement filed with the SEC on or about August 17, 2000 and (y) reflect that there is no dispute between ZAP and the Shareholders regarding the formula for determining the Conversion Price for Preferred Stock.

                  (iv) ZAP agrees that the following provision shall apply to the enforcement by a Shareholder of such Shareholder's rights hereunder or under any of the Transaction Agreements (it being understood that ZAP and the Shareholder may be referred to by other defined terms in any of the Transaction Agreements, but that this provision shall apply as if the correct defined terms were used in the following text):

                  ZAP and the Shareholder acknowledge and agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the necessity to post a bond, to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity; provided, however that ZAP, upon receipt of a Notice of Conversion, may not fail or refuse to deliver the stock certificates and the related legal opinions, if any, based on any claim that the Shareholder has violated any provision hereof or for any other reason, unless ZAP has first obtained a court order directing it not to deliver said stock certificates.



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                           (v) The provisions of this subparagraph (b) or any
                  other obligations or agreements of ZAP to the Shareholders hereunder or under the Transaction Agreements shall not be affected by any claim by Ridgewood against any one or more of the Shareholders hereunder.

                                    (c) Shareholders. The Shareholders hereby to
                           commit to an equity line of credit of up to Three Million Dollars ($3,000,000) for ZAP on substantially the same terms, subject to final documentation, that were previously discussed in the latter half of the year 2000. A summary of such terms is annexed hereto as Exhibit 3. The Shareholders obligations to execute the agreements reflecting such equity line of credit contemplated by this subparagraph (c) shall expire on the close of business on July 31, 2001, unless extended by the Shareholders.

         9. Miscellaneous Provisions.

         (a) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

         (b) Obligations Several. The obligations of each of the Shareholders under this Agreement and each of the Transaction Agreements is several to such Shareholder. No Shareholder is liable for the obligations of any other Shareholder.

         (c) Partial Invalidity. If any provision of this Agreement is found to be invalid or unenforceable by any court or other lawful forum, such provision shall be ineffective only to the extent that it is in contravention of applicable laws without invalidating the remaining provisions of this Agreement, unless such invalidity or unenforceability would defeat an essential business purpose of this Agreement.

         (d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall


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constitute one and the same instrument. This Agreement shall be deemed signed and delivered upon the exchange by facsimile transmission (fax) of signed counterparts, but the parties thereafter shall exchange original counterpart signature pages.

         (e) Attorneys Fees. Should any party to this Agreement institute any action or proceeding arising out of this Agreement, the substantially prevailing party in any such action or proceeding shall be entitled to receive from the other party or parties to such action or proceeding all costs and expenses, including reasonable attorneys' fees, incurred by the substantially prevailing party in connection with such action or proceeding. The determination of which party is the "substantially prevailing party," shall be made by the court or arbitrator, as applicable, at the time of the action or proceeding, as the case may be. Notwithstanding the foregoing, attorneys' fees incurred in enforcing any judgment are recoverable as a separate item and such agreement of the parties is intended to be severable from the other provisions of this Agreement and is intended to survive any judgment and is not to be deemed merged into any judgment.

         (f) Successors and Assigns. This Agreement shall inure to the benefit of and be binding on the parties to this Agreement and on their respective heirs, devisees, successors and assigns.

         (g) Warranty of Authority. Each of the signatories hereto represents and warrants their authority to sign this Agreement and bind the respective parties hereto.

         (h) Nonadmission of Liability. The parties hereto specifically acknowledge that nothing herein constitutes an admission of liability with respect to any of the issues referred to or in connection with the matters herein.

         (i) Modification of Agreement. No supplement, modification, waiver or amendment with respect to this Agreement shall be binding unless executed in writing by all parties hereto.

         (j) Entire Agreement. This Agreement supercedes and integrates all prior Agreements, both verbal and written between the parties and it may not be amended except in writing signed by the parties.

         (k) Continuing Effect. Except to the extent, if any, specifically provided herein, nothing in this Agreement shall be deemed to amend or otherwise modify any of the


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Transaction Agreements, each of which remains in full force and effect (except and limited to the extent so specifically provided herein).











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         EVIDENCING their agreement to the above terms and conditions, the parties have executed this Agreement as of the date first set forth above.

                                              SHAREHOLDERS:

                                            THE ENDEAVOUR CAPITAL
ZAPWORLD.COM                                INVESTMENT FUND S.A. (60%)

By: ______________________                  By: ______________________
Name: Gary Starr                            Name: Shmuli Margulies
Its:      Chief Executive Officer           Its:



RIDGEWOOD ZAP, LLC                          ESQUIRE TRADE & FINANCE (20%)

By: ______________________                  By: ______________________
Name: Robert Swanson                        Name: ____________________
Its: Chairman                               Its: _______________________



Solely as to Paragraph 6:                   CELESTE TRUST REG. (20%)

                                            By: ______________________
_______________________________             Name: ____________________
Robert Swanson, an individual               Its: _______________________



--------------------------
Douglas Wilson, an individual



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